Exhibit 10.7

CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT (this “Agreement”) is made on and as of the 20th day of July, 2010, by and between Community Partners Bancorp (“CPB”), a corporation organized under the laws of the state of New Jersey which serves as a bank holding company, with its principal office at 1250 Highway 35 South, Middletown, New Jersey 07748; Two River Community Bank (“TRCB”), a banking corporation organized under the laws of the state of New Jersey which is a wholly owned subsidiary of CPB, with its principal office at 1250 Highway 35 South, Middletown, New Jersey 07748; and A. Richard Abrahamian (“Executive”), whose business address is 1250 Highway 35 South, Middletown, New Jersey 07748.

BACKGROUND

WHEREAS, Executive, as of the date of this Agreement, serves as the Senior Vice President and Chief Financial Officer of each of CPB and TRCB; and

WHEREAS, the Board of Directors of CPB and TRCB (the “Board”) believes that the retention of Executive as the Senior Vice President and Chief Financial Officer of CPB and TRCB (with each and both of CPB and TRCB being deemed to be the “Employer” for all purposes of this Agreement) through and subsequent to the occurrence of a Change in Control event, as defined in this Agreement, is indispensable to CPB and TRCB; and

WHEREAS, CPB and TRCB, as Employer for purposes of this Agreement, and Executive wish to enter into this Agreement to conclusively establish the terms and conditions relative to Executive's retention through, and subsequent to, the occurrence of a Change in Control event.

NOW, THEREFORE, for good and valuable consideration, which the parties to this Agreement acknowledge to be legally sufficient, CPB, TRCB and Executive, intending to be legally bound, agree as follows:

1.	Definitions

a.
Cause.  For purposes of this Agreement, “Cause”, with respect to the termination by Employer of Executive’s employment shall mean (i) the willful and continued failure by Executive to perform his duties for Employer under this Agreement after at least one warning in writing from the Board or its designee identifying specifically any such failure; (ii) willful misconduct of any type by Executive, including, but not limited to, the disclosure or improper use of confidential information which causes material injury to either or both of CPB or TRCB, as specified in a written notice to Executive from the Board or its designee; or (iii) the Executive’s conviction of a crime (other than a traffic violation), habitual drunkenness, drug abuse, or excessive absenteeism (other than for illness), after a warning (with respect to drunkenness or absenteeism only) in writing from the Board or its designee to refrain from such behavior.  No act or failure to act on the part of Executive shall be considered to have been willful for purposes of clause (i) or (ii) of this Section 1a unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that the action or omission was in the best interest of Employer.

b.	Change in Control. “Change in Control” shall mean the occurrence of any of the following events:

i.
CPB acquires actual knowledge that any person, as such term is used in Sections 13 (d) and 14 (d) (2) of the Securities and Exchange Act of 1934 (the “Exchange Act”), other than an affiliate of CPB or an employee benefit plan established or maintained by CPB or any of its affiliates, is or becomes the beneficial owner (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of CPB representing more than twenty-five percent (25%) of the combined voting power of CPB’s then outstanding securities (a “Control Person”); provided that no person shall be considered a Control Person for purposes of this paragraph (i) if such person acquires in excess of twenty-five percent (25%) of the combined voting power of CPB’s then outstanding voting securities in violation of law and, by order of a court of competent jurisdiction, settlement or otherwise, subsequently disposes or is required to dispose of all CPB securities acquired in violation of law.

ii.
Upon the purchase of twenty five percent (25%), in the aggregate, of the issued and outstanding shares of CPB’s common stock pursuant to a tender or exchange offer (other than a tender or exchange offer made by CPB or an employee benefit plan established or maintained by CPB or any of its affiliates).

iii.
Upon the approval by (a) CPB’s shareholders or, (b) if and only if Executive is an employee of only TRCB, CPB as the sole holder of all of the issued and outstanding common stock of TRCB, of (A) a merger, combination, or consolidation of CPB or TRCB with or into another entity (other than a merger or consolidation within the CPB corporate group, or a merger or consolidation the definitive agreement for which provides that at least two-thirds of the directors of the surviving or resulting entity immediately after the transaction are Continuing Directors (as hereinafter defined) (a “Non-Control Transaction”)), (B) a sale or disposition of all or substantially all of CPB’s or TRCB’s assets or (C) a plan of liquidation or dissolution of CPB or TRCB (other than a plan of liquidation or dissolution of TRCB under which the business of TRCB would continue to be operated by CPB or a member of the CPB corporate group).

iv.
If during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the board of directors of CPB or TRCB, as the case may be, (the “Continuing Directors”) cease for any reason to constitute at least a simple majority thereof or, following a Non-Control Transaction, a simple majority of the board of directors of the surviving or resulting entity; provided that any individual whose election or nomination for election as a member of the board of directors of CPB or TRCB, as the case may be, (or, following a Non-Control Transaction, the board of directors of the surviving or resulting entity) was approved by a vote of at least a majority of the Continuing Directors then in office shall be considered a Continuing Director.

v.
Upon a sale of (A) common stock of CPB if after such sale any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) other than an employee benefit plan established or maintained by CPB or an affiliate of CPB, owns a majority of CPB’s common stock or (B) all or substantially all of CPB’s assets (other than in the ordinary course of business).

vi.
If and only if the Executive is an employee of only TRCB, upon a sale of (A) common stock of TRCB if after such sale any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) other than CPB, an employee benefit plan established or maintained by CPB, or any subsidiary or affiliate of CPB, owns a majority of TRCB’s common stock or (B) all or substantially all of TRCB’s assets (other than in the ordinary course of business).

c.
Contract Period.  “Contract Period” shall mean the period commencing the day immediately preceding a Change in Control and ending on the earlier of (i) the second anniversary of the Change in Control, or (ii) the death of the Executive.

d.
Good Reason.  When used with reference to a termination by Executive of his employment with Employer, “Good Reason” shall mean (a) any material breach by Employer of, or material failure of Employer to tender performance under, this Agreement, as well as (b) any of the following, if taken without Executive’s express written consent, as to either of CPB or TRCB, or both of CPB and TRCB, but only if, and to the extent that, such action or failure to act by Employer constitutes a “material negative change”, within the meaning of Treas. Reg. Sec. 1.409A-1(n)(2)(i), to Executive in his relationship with the Employer so as to result in the termination by Executive of his employment relationship with Employer for “Good Reason” being an “involuntary separation from service” within the meaning of Treas. Reg. Sec. 1.409A-1(n):

i.
          The assignment to Executive of any duties inconsistent with, or the reduction of powers or functions associated with, Executive’s position, title, duties, responsibilities and status as the Senior Vice President and Chief Financial Officer of either or both of CPB and TRCB; or any removal of the Executive as, or any failure to continue the Executive as, the Senior Vice President and Chief Financial Officer of either or both of CPB and TRCB.  A change in position, title, duties, responsibilities and status, or position(s) or office(s), resulting merely from a merger or consolidation of CPB or TRCB into or with another bank or company shall not meet the requirements of this paragraph if, and only if, Executive’s new title and responsibilities are accepted in writing by Executive, in the sole discretion of Executive.

ii.	A reduction by Employer in Executive’s annual Base Compensation as in effect immediately prior to a Change in Control.

iii.	Any transfer by Employer of Executive to another geographic location which is either outside of New Jersey or more than 50 miles from his office location.

iv.
The failure by Employer to continue in effect any 401(k) plan, stock option plan, life insurance plan, health and accident plan, or disability plan in which Executive participates, or the taking of any action by Employer which would adversely affect Executive’s participation in or materially reduce Executive’s benefits under any of such plans; the failure to continue, or the taking of any action which would deprive Executive of any material fringe benefit enjoyed by Executive; or any reduction by Employer in the number of paid vacation days to which Executive would, but for such reduction, be entitled.

2.
Employment. The Employer hereby agrees to employ the Executive, and the Executive hereby agrees to accept employment, during the Contract Period upon the terms and conditions set forth herein. TRCB and CPB may, at any time and in the exercise of their sole discretion, transfer the Executive’s employment relationship from TRCB to CPB, or from CPB to TRCB.  The transfer of the Executive’s employment relationship between TRCB and CPB shall not be deemed to be either an actual or constructive termination of the Executive or “Good Reason” for any purpose of this Agreement, and the Executive’s employment shall be deemed to have continued without interruption for all purposes of this Agreement.

3.
Position. During the Contract Period, Executive shall be employed as the Senior Vice President and Chief Financial Officer of CPB and TRCB or such other corporate or divisional profit center as shall then be the principal successor to the business, assets and properties of CPB or TRCB, as the case may be, with the same title and the same duties and responsibilities as before the Change in Control.  Executive shall devote his full time and attention to the business of Employer, and shall not during the Contract Period be engaged in any other business activity.  This paragraph shall not be construed as preventing Executive from managing any investments of his which do not require any involvement on his part in the operation of such investments, serving as a trustee or director of any nonprofit entity so long as such service does not interfere with Executive's function or performance as the Senior Vice President and Chief Financial Officer of CPB and TRCB, or, with the prior approval of the Board, serving as a director of any unaffiliated business entity.

4.	Compensation. Employer shall pay to Executive compensation for his services during the Contract Period as follows:

a.
Base Compensation.  The base compensation shall be equal to such annual compensation, including both salary and bonus, as was paid to or accrued by, or for the benefit of, the Executive in the twelve (12) months immediately prior to the Change in Control.  The annual salary portion of base compensation shall be payable in installments in accordance with the Employer’s usual payroll method.  The bonus shall be payable at the time and in the manner as to which the Employer paid such bonuses prior to the Change in Control.  Any increase in the Executive’s annual compensation pursuant to paragraph 4(b) below, or otherwise, shall automatically and permanently increase the base compensation.

b.
Annual Increase.  During the Contract Period, the Compensation Committee of the Board and the Board shall review Executive’s compensation on an annual basis.  The Board may, in the exercise of its discretion, award Executive increased compensation to reflect the impact of inflation, his performance, Employer's financial performance, and competitive compensation levels, all as determined in the sole discretion of the Board.  Any increase in compensation may take any form, including but not limited to an increase in annual salary.

5.
Expenses and Fringe Benefits.  During the Contract Period, the Executive shall be entitled to reimbursement for all business expenses incurred by him with respect to the business of the Employer in the same manner and to the same extent as such expenses were previously reimbursed to him immediately prior to the Change in Control, PROVIDED, HOWEVER, that if the deduction by Employer for federal income tax purposes of any expense which is incurred by Executive and reimbursed to Executive by Employer is disallowed as a result of not being an ordinary and necessary business expense under the then current version of Section 162 of the Internal Revenue Code, then Executive shall repay the amount of such reimbursed expense to Employer; AND FURTHER PROVIDED that, notwithstanding the foregoing clause of this sentence, Executive shall not be obligated to repay to Employer any business expense incurred by him and reimbursed to him by the Bank the deductibility of which is prohibited or limited by the application of a specific statutory, regulatory or administrative principle, and which would otherwise be deductible to Employer as an ordinary and necessary business expense under the then current version of Section 162 of the Internal Revenue Code.  Executive consents to the withholding by Employer of any such amount from that paycheck of Executive which immediately succeeds the final disallowance by the Internal Revenue Service of the deduction of such reimbursed expense, but only if the withholding of such amount would not violate applicable wage and hour laws.   If prior to the Change in Control, the Executive was entitled to the use of an automobile, he shall be entitled to the same use of an automobile at least comparable to the automobile provided to him prior to the Change in Control, and he shall be entitled to vacations and sick days, in accordance with the practices and procedures of the Employer, as such existed immediately prior to the Change in Control.  During the Contract Period the Executive also shall be entitled to hospital, health, medical and life insurance, and any other benefits enjoyed, from time to time, by executive officers of the Employer, all upon terms as favorable as those enjoyed by other executive officers of the Employer.  Notwithstanding anything in this section to the contrary, if Employer adopts any change in the expenses allowed to, or fringe benefits provided for, executive officers of Employer, and such policy is uniformly applied to all executive officers of Employer, then no such change in policy shall be deemed to be a violation of this provision.

6.
Termination for Cause.  Employer shall have the right to terminate Executive for Cause at any time during the Contract Period, upon written notice to him which shall specify the reasons for the termination.  In the event of termination for Cause, Executive shall be entitled only to such Base Compensation which has accrued but not been paid to the date of termination, but shall not be entitled to any further benefits under this Agreement, or the payment of any additional amounts under this Agreement.  This Agreement shall terminate ipso facto upon any termination of Executive's employment for Cause.

7.
Disability.  During the Contract Period, if the Executive becomes permanently disabled, or is unable to perform his duties hereunder for six consecutive months in any 18-month period, Employer may terminate the employment of the Executive.  In such event, the Executive shall not be entitled to any further benefits under this Agreement other than payments under any disability policy which Employer may obtain for the benefit of its senior officers generally.

8.
Death Benefits.  Upon the Executive’s death during the Contract Period, the Executive shall be entitled to the benefits of any life insurance policy or supplemental executive retirement plan paid for, or maintained by, the Employer, but his estate shall not be entitled to any further benefits under this Agreement.

9.
Termination without Cause or Resignation for Good Reason.  Employer may terminate Executive without Cause during the Contract Period upon four weeks’ prior written notice to Executive, and Executive may resign for Good Reason during the Contract Period, but only in full accordance with the terms of the third full paragraph of this Section 9.  If Employer terminates Executive’s employment during the Contract Period without Cause or if Executive resigns during the Contract Period for Good Reason in full accordance with the terms of the third full paragraph of this Section 9, Employer shall, subject to Executive’s full and timely tender of performance under Section 14 of this Agreement, pay to Executive on that date which is ninety (90) days after the termination of his employment a lump sum equal to two (2) times the highest annual compensation, including only salary and cash bonus, paid to Executive during any of the three calendar years immediately prior to the Change in Control (the “Lump Sum Payment”).

If Employer has provided an automobile for Executive’s use and if (i) Employer terminates Executive without Cause during the term of this Agreement; (ii) Executive resigns with Good Reason during the term of this Agreement; or (iii) Employer terminates Executive’s employment under Section 7 of this Agreement by reason of Executive’s disability during the term of this Agreement, then Employer shall, for a stated purchase price of $1.00, transfer to Executive title to that automobile which Employer has, as of the date of such termination of employment, provided for Executive's use, which title shall, at the time of such transfer, be completely free and clear of any and all liens, encumbrances, claims and lease obligations.  Executive acknowledges that the transfer to Executive of title to the automobile under the preceding sentence may generate employee compensation to Executive, and agrees that Employer may withhold from the Lump Sum Payment that amount which is necessary for Employer to fully satisfy its withholding obligations under federal and state law.  Executive shall pay any sales tax liability, as well as any registration, documentation or title fees, associated with the transfer of title under this paragraph of this Section 9.

Executive may not resign with Good Reason, and shall not be considered to have done so for any purpose of this Agreement, unless (i) Executive, within sixty (60) days of the initial existence of the act or failure to act by Employer which Executive believes to constitute “Good Reason” within the meaning of this Agreement, provides Employer with written notice which describes, in particular detail, the act or failure to act which Executive believes to constitute “Good Reason” and identifies the particular clause of Section 1d of this Agreement which Executive contends is applicable to such act or failure to act; (ii) Employer, within thirty (30) days of its receipt of such notice, fails or refuses to rescind such act or remedy such failure to act so as to eliminate “Good Reason” for the termination by Executive of his employment relationship with Employer, and (iii) Executive actually resigns from his employment with Employer on or before that date which is exactly six (6) calendar months after the initial existence of the act or failure to act by Employer which constitutes “Good Reason” within the meaning of this Agreement.  If the requirements of the preceding sentence are not fully satisfied on a timely basis, then the resignation by Executive of his employment with Employer shall not be deemed to have been for “Good Reason”; he shall not be entitled to any of the benefits to which he would have been entitled if he had resigned his employment with Employer for “Good Reason”; and, in particular, Employer shall not be required to pay any amount which would otherwise have been due to Executive under this Section 9 of this Agreement had Executive resigned with “Good Reason”.

Employer and Executive acknowledge that any termination of Executive’s employment without Cause or resignation for Good Reason under this Section 9 of this Agreement is intended to qualify as a “Separation from Service” under Section 409A of the Internal Revenue Code and Treasury Regulation Section 1.409A-1(h).  Executive and Employer agree that Executive will not, at any time subsequent to a termination without Cause or resignation for Good Reason under this Section 9 of this Agreement, as an employee or independent contractor, provide services to Employer or any affiliate of Employer at an annual rate which is more than twenty percent (20%) of the services rendered, on average, during the thirty six (36) full calendar months immediately preceding such termination without Cause or resignation for Good Reason under this Section 9 of this Agreement (or the full period for which Executive provided services to Employer (whether as an employee or as an independent contractor) if Executive has, at the time of termination without Cause or resignation for Good Reason under this Section 9 of this Agreement, been providing services for a period of less than thirty six (36) months).

Executive shall not have a duty to mitigate the damages suffered by him in connection with the termination by Employer of his employment without Cause or a resignation for Good Reason during the Contract Period.  If Employer fails to pay Executive the Lump Sum Payment or to provide him with the benefits due under this section, Executive, after giving ten (10) days’ written notice to Employer identifying Employer’s failure, shall be entitled to recover from Employer all of his reasonable legal fees and expenses incurred in connection with his enforcement against Employer of the terms of this Agreement. Employer agrees to pay such legal fees and expenses to Executive on demand.  Executive shall be denied payment of his legal fees and expenses only if a court finds that Executive sought payment of such fees without reasonable cause and in bad faith.  Notwithstanding any term of this paragraph to the contrary, if at such time as payment of the Lump Sum Payment would otherwise be due under this Section 9 of this Agreement Employer and Executive are opposing parties to any litigation, then (i) Employer need not tender payment to Executive of such Lump Sum Payment, or provide Executive with any other payment or benefit which would otherwise be made to or conferred upon Executive under this Agreement, until such time as such litigation is resolved with finality, and then only in accordance with the applicable terms of the resolution of such litigation, and (ii) Executive may not recover any legal fees from Employer under this paragraph of this Section 9, and may recover only such legal fees, if any, as are to be paid by Employer under the applicable terms of the resolution of such litigation.

If, in accordance with and pursuant to this Section 9 of this Agreement, either (i) Employer terminates Executive without Cause or (ii) Executive resigns for Good Reason, in either case during the Contract Period (a “Benefits Continuation Event”), then Employer shall, for the remainder of the Contract Period (the “Continuing Coverage Period”), either provide Executive with continued benefits under, or defray the cost of continued benefits which are comparable to those provided by, those medical and dental benefit plans, life insurance plans, and disability insurance plans (the “Continuing Coverage Plans”) which are sponsored by Employer and in which Executive is a participant as of the date of the termination of Executive's employment.

During the Continuing Coverage Period, Employer shall, if and only to the extent possible under the terms of such plans, continue Executive’s participation in the Continuing Coverage Plans for the Continuing Coverage Period, which continued participation shall be under all of the costs, terms and conditions that are applicable to or imposed upon employees of similar title to Executive, as such costs, terms and conditions may change from time to time during the remainder of the Continuing Coverage Period.

To the extent that the terms of any of the Continuing Coverage Plans are such that the actual participation of Executive cannot be continued after a Benefits Continuation Event, then Employer shall, for the duration of the Continuing Coverage Period, provide  Executive with a periodic payment, or periodic payments, in that amount or those amounts which Employer determines in the exercise of its reasonable discretion and in good faith to be fully sufficient to defray the cost to Executive of participation in plans which provide benefits that are materially identical to those benefits provided by those Continuing Coverage Plans in which, by their terms, Executive cannot continue to participate subsequent to the termination of Executive's employment.  Any such payment or payments shall be defined as Coverage Continuation Reimbursement Payments. Executive and Employer specifically agree that the reimbursement by Employer through the Continuing Coverage Period of the full monthly COBRA amount which would, in the absence of this Agreement, be charged to Executive for continuing coverage under the medical benefits plan sponsored by Employer, and in which Executive is a participant as of the termination of Executive's employment, shall constitute full tender of performance under this Agreement with respect to such medical benefits plan.  All Coverage Continuation Reimbursement Payments shall be paid by Employer to Executive five (5) days prior to the date when the expense to be reimbursed is due and payable by Executive.

If at any time during the Continuing Coverage Period, Executive becomes employed by another employer which provides one or more of the benefits provided under the Continuing Coverage Plans, then Employer shall, immediately and from the date when such benefits are made available to the Employee by the successor employer, be relieved of its obligation to provide such benefits, or Coverage Continuation Reimbursement Payments for such benefits, to the extent such benefits are duplicative of those which are provided to Executive by Executive’s new employer.   Executive shall notify Employer at such time as Executive becomes employed by any successor employer, and shall provide Employer with such information pertaining to the employee benefit plans of the successor employer as is sufficient for Employer to reach a conclusion as to whether the preceding sentence is applicable.  Any failure by Executive to provide such information to Employer on a timely basis shall give rise to a claim by Employer against Executive for (i) the entire aggregate cost of those benefits provided under the Continuing Coverage Plans and those Coverage Continuation Reimbursement Payments which Employer would not have been obligated to provide or tender had the information required under the preceding sentence been provided to Employer on a timely basis, and (ii) legal fees incurred by Employer in asserting a claim against Executive under this sentence.

10.
Resignation without Good Reason.  Executive shall be entitled to resign from the employment of Employer at any time during the Contract Period without Good Reason, but upon such resignation, Executive shall not be entitled to any additional compensation for the time after which he ceases to be employed by Employer, and shall not be entitled to any of the payments or other benefits which would otherwise be provided to Executive under this Agreement.  No such resignation shall be effective unless in writing with four weeks’ notice thereof.  For all purposes of this Agreement, the retirement by Executive from his employment with Employer shall be deemed to be a resignation by Executive without Good Reason.

11.	Non-Disclosure of Confidential Information.

a.
Non-Disclosure of Confidential Information.  Except in the course of his employment with Employer and in pursuit of the business of CPB, TRCB or any of their subsidiaries or affiliates, Executive shall not, at any time during or following the term of this Agreement or the Contract Period, disclose or use for any purpose any confidential information or proprietary data of CPB, TRCB or any of their respective subsidiaries or affiliates.  Executive agrees that, among other things, all information concerning the identity of, and CPB’s and TRCB’s relations with, their respective customers is confidential and proprietary information.

b.
Specific Performance.   Executive agrees that CPB and TRCB do not have an adequate remedy at law for the breach of this section and agrees that he shall be subject to injunctive relief and equitable remedies as a result of any breach of this section.  The invalidity or unenforceability of any provision of this Agreement shall not affect the force and effect of the remaining valid portions.

c.	Survival. This section shall survive the termination of the Executive’s employment hereunder, the expiration of this Agreement, and the expiration of the Contract Period.

12.	Term and Effect Prior to Change in Control.

a.
Term.  Except as otherwise provided for hereunder, this Agreement shall commence on the date hereof and shall remain in effect until May 31, 2012 (the “Initial Term”) or until the end of the Contract Period, whichever is later.  The Initial Term shall, on and as of May 31, 2012, be automatically extended for an additional one (1) year period (so that the Initial Term, as so extended, expires on May 31, 2013) unless the Board of Directors of the Employer, by a majority vote of the directors then in office, determines prior to May 31, 2012 not to so extend the Initial Term.  The Executive shall be promptly notified of the passage of such a resolution.

b.
No Effect Prior to Change in Control.   This Agreement shall not, in any respect, affect any rights of the Employer or the Executive prior to a Change in Control or any rights of the Executive granted in any other agreement, plan or arrangements.  The rights, duties and benefits provided hereunder shall only become effective upon the occurrence of a Change in Control, as defined in this Agreement.  If the employment of the Executive by the Employer is terminated for any reason prior to a Change in Control, this Agreement shall thereafter be of no further force and effect.

13.
Section 280G.  Notwithstanding any other provision of this Agreement to the contrary, if Employer determines in good faith that any payment or benefit received or to be received by Executive pursuant to this Agreement, or otherwise (with all such payments and benefits, including, without limitation, salary and bonus payments, being defined as “Total Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code by reason of being considered to be “contingent on a change in ownership or control” of Employer within the meaning of Section 280G of the Code, then such Total Payments shall be reduced in the manner reasonably determined by Employer, in its sole discretion, to the extent necessary so that the Total Payments will be less than three times Executive's “base amount” (as defined in Section 280G(b)(3) of the Code).

14.
Release in Favor of the CPB Corporate Group as a Condition Precedent.  As a condition precedent to the actual payment by Employer to Executive of any amount otherwise payable under Section 9 of this Agreement, Executive must execute and deliver a full release in favor of CPB, TRCB, their respective affiliates and subsidiaries, and their respective officers and directors, which release shall (i) be in form and content which is fully compliant with all of those provisions of law to which the release pertains, and reasonably satisfactory to counsel to Employer; (ii) cover all actual or potential claims arising from Executive’s employment by Employer and the termination of such employment; and (iii) be prepared, reviewed and executed in a manner which is consistent with all requirements of law, including the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act.

15.
Covenant Not to Compete. Executive agrees that for a period of twelve (12) months from the date when the Lump Sum Payment is made to the Executive under this Agreement, he shall not (i) become employed or retained by, directly or indirectly, any bank or other regulated financial services institution with an office or operating branch in any county in New Jersey within which TRCB or any other then existing subsidiary of CPB maintains an office or branch, or (ii) solicit, entice or induce any person who, at any time during the one year period through such date was, or at any time during the period of twelve (12) months from the date when the Lump Sum Payment is made is, either an employee of Employer in a senior managerial, operational or lending capacity, or a highly skilled employee with access to and responsibility for any confidential information, to become employed or engaged by Executive or any person, firm, company or association in which Executive has an interest; approach any such person for any such purpose; or authorize or knowingly approve the taking of such actions by any other person or entity.  Executive acknowledges that the terms and conditions of this restrictive covenant are reasonable and necessary to protect CPB, its subsidiaries, and its affiliates, and that Employer’s tender of performance under this Agreement is fair, adequate and valid consideration in exchange for his promises under this Paragraph 15 of this Agreement.  Executive further acknowledges that his knowledge, skills and abilities are sufficient to permit him to earn a satisfactory livelihood without violating the provisions of this Paragraph 15.  Executive agrees that, should Employer reasonably conclude that Executive has failed to fully comply with all of the terms of this Section 15, Employer may apply to a court of competent jurisdiction for such equitable relief as Employer believes to be necessary and effective, and may pursue a claim against Executive for damages.  Executive further agrees that Executive shall reimburse Employer for all legal fees incurred by Employer in (i) applying for and securing such equitable relief as is granted under the preceding sentence, and (ii) asserting and pursuing a claim for damages under the preceding sentence which is adjudicated wholly or partially in favor of Employer.

16.
Severance Compensation and Benefits not in Derogation of Other Benefits. Subject only to those particular terms of this Agreement to the contrary, the payment or obligation to pay any monies, or the granting of any benefits, rights or privileges to Executive as provided in this Agreement shall not be in lieu or derogation of the rights and privileges that Executive now has or will have under any plans or programs of Employer.

17.	Miscellaneous.

(a) General: This Agreement shall be the joint and several obligation of CPB, TRCB and any acquiring entity which assumes CPB’s or the TRCB’s obligations under this Agreement.  The terms of this Agreement shall be governed by, and interpreted and construed in accordance with the provisions of, the laws of New Jersey and, to the extent applicable, Federal law.  Except as specifically set forth in this Agreement, this Agreement supersedes all prior agreements and understandings with respect to the matters covered hereby.  The amendment or termination of this Agreement may be made only in a writing executed by CPB, TRCB and the Executive, and no amendment or termination of this Agreement shall be effective unless and until made in such a writing.  This Agreement shall be binding to the extent of its applicability upon any successor (whether direct or indirect, by purchase, merge, consolidation, liquidation or otherwise) to all or substantially all of the assets of CPB or TRCB.  This Agreement is personal to the Executive, and the Executive may not assign any of his rights or duties hereunder, but this Agreement shall be enforceable by the Executive’s legal representatives, executors or administrators.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. CPB or TRCB, as the case may be, shall, as part of any Change in Control involving an acquiring entity or successor to CPB or TRCB, obtain an enforceable assumption in writing by (i) the entity which is the acquiring entity or successor to CPB or TRCB, as the case may be, in the Change in Control and, (ii) if the acquiring entity or successor to CPB or TRCB, as the case may be, is a bank, the holding company parent of the acquiring entity or successor, of this Agreement and the obligations of CPB or TRCB, as the case may be, under this Agreement, and shall provide a copy of such assumption to the Executive prior to any Change in Control.

Throughout this Agreement, the masculine form of any pronoun shall be interpreted to refer to the feminine form of such pronoun, it being the intention of the parties that this Agreement be interpreted in a gender neutral manner.

(b) Section 409A:  Notwithstanding anything herein to the contrary, (i) if at the time of Executive's termination of employment with Employer, Executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then Employer will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date which is six months following the termination of Executive's employment with Employer (or the earliest date which is permitted under Section 409A of the Code), and (ii) if any other payments of money or other benefits due to Executive under this Agreement could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner which is determined by the Board in consultation with Employer's professional advisers not to cause such an accelerated or additional tax.  In the event that payments under this Agreement are deferred pursuant to this Section 17(b) in order to prevent any accelerated or additional tax under Section 409A of the Code, then such payments shall be paid at the time specified in this Section 17(b) without any interest.   Employer shall consult with Executive in good faith regarding the implementation of this Section 17(b), PROVIDED, HOWEVER, that none of Employer, its directors, its employees or its advisors shall have any liability to Executive with respect to this Section 17(b).

(c) Limitations Imposed by Emergency Economic Stabilization Act of 2008, American Recovery and Reinvestment Act of 2009, and Other Applicable Law:
Executive acknowledges that Employer's tender of performance under this Agreement may be limited, proscribed or prohibited by the applicable provisions of some or all of the Emergency Economic Stabilization Act of 2008 ("EESA"); the American Recovery and Reinvestment Act of 2009 (“ARRA”); those regulations and that administrative authority which have been, are or may be promulgated under either; and future statutory law, regulations and administrative pronouncements (collectively, “Limiting Law”).  Employee agrees and acknowledges that only if, for so long as, and to the extent that any provision of Limiting Law is applicable to limit, proscribe or prohibit any payment which would otherwise be tendered to Executive under this Agreement or any benefit which would otherwise be conferred upon Executive under this Agreement, Employer shall be under no actual or implied obligation to, and shall not, tender to Executive or confer upon Executive, in the case of a prohibition, such payment or such benefit or, in the case of a limitation or proscription, only such portion of such payment or such benefit as is limited or proscribed.   This Agreement shall be without binding effect to the extent of such limitation, proscription, or prohibition.  The determination as to whether, and the extent to which, any provision of Limiting Law is applicable to limit, proscribe or prohibit any payment which would otherwise be tendered to Executive under this Agreement or any benefit which would otherwise be conferred upon Executive under this Agreement shall be made by Employer in consultation with its professional advisers.  Executive shall execute and deliver any document or correspondence which is deemed by counsel to Employer to be necessary or in Employer's best interests to reaffirm Executive's agreement that the provisions of Limiting Law, to the extent of their applicability, supersede the terms and enforceability of this Agreement.

IN WITNESS WHEREOF, CPB and TRCB have caused this Change in Control Agreement to be signed by their respective duly authorized representatives pursuant to the authority of their Boards of Directors, and Executive has personally executed this Agreement, all as of the day and year first written above.

WITNESS:

/s/ Linda Austin	/s/ A. Richard Abrahamian
Linda Austin	A. Richard Abrahamian, individually

ATTEST:	COMMUNITY PARTNERS BANCORP

/s/ Michael W. Kostelnik	By:	/s/ William D. Moss
Michael W. Kostelnik, Secretary		William D. Moss
Chief Executive Officer

ATTEST:	TWO RIVER COMMUNITY BANK

/s/ Michael W. Kostelnik	By:	/s/ William D. Moss
Michael W. Kostelnik, Secretary		William D. Moss
Chief Executive Officer